EXECUTION VERSION
EXHIBIT 10.19
Collaboration and License Agreement
This Agreement is entered into with effect as of the Effective Date (as defined below)
by and between
F. Hoffmann-La Roche Ltd
with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”);
and
Hoffmann-La Roche Inc.
with an office and place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“Roche Nutley”; Roche Basel and Roche Nutley together referred to as “Roche”)
on the one hand;
and
Raptor Pharmaceutical Inc.
with their office and place of business at 9 Commercial Blvd., Suite 200, Novato, California 94949. (“Raptor”)
on the other hand.
WHEREAS, Raptor has expertise in the RAP proteins used to deliver therapeutics across the blood brain barrier and possesses its Nuerotrans, proprietary technology and intellectual property rights relating thereto; and
WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products; and

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WHEREAS, Roche wishes to develop and commercialize products containing pharmaceutically active compounds and RAP proteins as a delivery vehicle, and explore potential applications of such products in various therapeutic areas; and
WHEREAS, Raptor wishes to work with Roche in generating, selecting and testing RAP proteins for use with pharmaceutically active compounds in products and is willing to grant to Roche the right to make, use, offer for sale, sell, import and export such products under certain of its intellectual property rights, as contemplated herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1 Affiliate
The term “Affiliate” shall mean, as to a Party:
a)	An entity that owns directly or indirectly, a controlling interest in such Party, by stock ownership or otherwise;
b)	any entity in which such Party owns a controlling interest, by stock ownership or otherwise, or;

c)	any entity under common control with such Party, directly or indirectly.
For purposes of this paragraph, “controlling interest” and “control” mean ownership of more than fifty percent (50%) of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control of or the right to control the management and the affairs of the entity or Party in question. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation, (“Chugai”) shall not be deemed an Affiliate of Roche unless Roche provides written notice to Raptor of its desire to include Chugai as an Affiliate of Roche.
1.2 Agreement
The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.
1.3 Agreement Term
The term “Agreement Term” shall mean the term of this Agreement as set forth in Section 14.1.

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1.4 Business Day
The term “Business Day” shall mean 9.00 a.m. to 5.00 p.m. local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland or the State of New Jersey in the US.
1.5 Calendar Quarter
The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.
1.6 Calendar Year
The term “Calendar Year” shall mean each twelve (12) month period ending on December 31.
1.7 Change of Control
The term “Change of Control” shall mean, with respect to Raptor: (a) the acquisition by any Third Party of beneficial ownership of more than [*****] of the then-outstanding common shares or voting power of Raptor, other than acquisitions by employee benefit plans sponsored or maintained by Raptor or by existing shareholders of Raptor; or (b) the consummation of a business combination with a Third Party, unless, following such business combination, the stockholders of Raptor immediately prior to such business combination beneficially own directly or indirectly more than [*****] of the then-outstanding common shares or voting power of the entity resulting from such business combination or of the ultimate parent of such resulting entity.
1.8 Clinical Study
The term “Clinical Study” shall mean a Phase I Study, a Phase II Study or a Phase III Study, as applicable.
1.9 Commercially Reasonable Efforts
The term “Commercially Reasonable Efforts” shall mean [*****].
1.10 Confidential Information
The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how which:
(i) was generally available to the public at the time of disclosure, or information which becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party,
(ii) can be shown by clear and convincing written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party,
(iii) is obtained at any time lawfully from a Third Party rightfully in possession of such information, data or know-how and under circumstances permitting its use or disclosure,
(iv) is developed independently by the Receiving Party as evidenced by clear and convincing written records other than through knowledge of Confidential Information, or
(v) is approved in writing by the Disclosing Party for release by the Receiving Party.
The terms of this Agreement shall be considered Confidential Information of both Parties.

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1.11 Control
The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party [*****].
1.12 Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.13 Dollars
The term “Dollars” shall mean US dollars.
1.14 Effective Date
The term “Effective Date” shall mean June 3, 2009.
1.15 EU
The term “EU” shall mean the European Union, as it may be constituted from time to time.
Exclusivity Period
The term “Exclusivity Period” shall mean [*****]. The Exclusivity Period can be extended pursuant to Section 6.1.1.
1.17 FDA
The term “FDA” shall mean the Food and Drug Administration of the United States of America.
1.18 Field
The term “Field” shall mean all human uses for delivery of diagnostic or therapeutic agents across the blood brain barrier for the diagnosis treatment and/or prevention of any Indication.
1.19 First Commercial Sale
The term “First Commercial Sale” shall mean the first invoiced sale of a Product to a Third Party by the Roche Group.

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1.20 Handle
The term “Handle” shall mean preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, revocation and opposition proceedings).
1.21 Indication
The term “Indication” shall mean any human disease or condition, or sign or symptom of a human disease or condition, in each case determined by reference to the World Health Organization International Classification of Diseases, version 10, as it may be revised and updated from time to time.
1.22 Initiation
The term “Initiation” shall mean the date that a human is first dosed with the Product in a Clinical Study conducted by or on behalf of Roche or any of its Affiliates or Sublicensees and approved by the respective Regulatory Authority.
1.23 Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or substantially all of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation, reorganization or restructuring) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any voluntary composition or arrangement with its creditors (other than relating to a solvent amalgamation, reorganization or restructuring) relating to all or substantially all of its assets; or (iv) permanently ceases to carry on business; in the case of each of the foregoing clauses (i) and (ii), where the event shall have continued for [*****] undismissed, unbonded and undischarged.
1.24 Inventions
The term “Invention” shall mean an invention that is conceived and/or reduced to practice in the course of performing an activity pursuant to the Research Plan under this Agreement. Under this definition, an Invention may be made by employees of Raptor or of its Affiliates solely or jointly with a Third Party (a “Raptor Invention”), by employees of the Roche Group solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Raptor or its Affiliates and by employees of a member of the Roche Group with or without a Third Party (a “Joint Invention”). Notwithstanding the above, all intellectual property related solely to Transport Candidates shall be deemed to be a Raptor Invention, and all intellectual property related solely to Products (excluding Transport Candidates included therein) shall be deemed to be a Roche Invention.
1.25 Joint Know-How
The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in the course of performing an activity pursuant to this Agreement.
1.26 Joint Patent Rights
The term “Joint Patent Rights” shall mean Patent Rights claiming a Joint Invention.

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1.27 Joint Steering Committee
The term “Joint Steering Committee” or “JSC” shall mean the steering committee, otherwise referred to as the JSC, further described in Article 5.
1.28 Know-How
The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, whether or not patentable.
1.29 Law
The term “Law” shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.30 Major Market Countries
The term “Major Market Countries” shall mean the U.S., Germany, France, United Kingdom, Italy, Spain and Japan.
1.31 NDA
The term “NDA” shall mean a new drug application or a Biologics License Application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g. the marketing authorization application (MAA) in the EU).
1.32 Net Sales
The term “Net Sales” shall mean the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) a lump sum deduction of [*****] of Adjusted Gross Sales [*****].
For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean [*****] less deductions (which deductions shall in all cases be as consistently applied by Roche to its products) for [*****].
In case of doubt, the “Adjusted Gross Sales” [*****].
1.33 Non-cancellable Obligation
The term “Non-cancellable Obligation” shall mean a Third Party Cost which, in either case, cannot be canceled without penalty upon termination of this Agreement.
1.34 Party
The term “Party” shall mean Raptor or Roche, as the case may be, and “Parties” shall mean Raptor and Roche collectively.
1.35 Patent Rights
The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

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1.36 Person
The term “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.37 Phase I Study
The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time.
1.38 Phase II Study
The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b).
1.39 Phase III Study
The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c).
1.40 Product
The term “Product” shall mean any product comprising (1) a Transport Candidate, and (2) a pharmaceutically active ingredient or an ingredient for the diagnosis or prognosis of an Indication.
1.41 Regulatory Approval
The term “Regulatory Approval” shall mean any approvals (including, if applicable, pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the marketing and sale of a Product in the Field in a regulatory jurisdiction in the Territory.
1.42 Raptor Base Patent Rights
The term “Raptor Base Patent Rights” shall mean any and all Raptor Patent Rights which are Controlled by Raptor as of the Effective Date, said Patent Rights being listed in Appendix 1.42 of this Agreement.
1.43 Raptor Know-How
The term “Raptor Know-How” shall mean all Know-How that Raptor Controls as of the Effective Date and during the Agreement Term that is necessary or useful for the discovery, manufacture, development or commercialization of Products in the Field.
1.44 Raptor Patent Rights
The term “Raptor Patent Rights” shall mean the Patent Rights that Raptor Controls as of the Effective Date and during the Agreement Term, necessary or useful for the discovery, manufacture, development or commercialization of or Covering a Product in the Field. The term Raptor Patent Rights shall include Raptor Base Patent Rights.

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1.45 Research Plan
The term “Research Plan” shall mean the plan of research outlining the work expected to be performed by each Party, a copy of which initial plan is attached as Appendix 1.45, as such plan is approved by the JSC and as it may be updated from time to time as provided in this Agreement.
1.46 Research Program
The term “Research Program” shall mean the activities undertaken by the Parties pursuant to the Research Plan to identify Products, and such other activities with regard to Transport Candidates and Products as the Parties may agree in writing.
1.47 Research Term
The term “Research Term” shall mean the period of time in which the Research Program shall be conducted, commencing on the Effective Date and continuing until the completion of Development Phase 1 or Development Phase 2, unless earlier terminated pursuant to Section 14.2.
1.48 Roche Group
The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.
1.49 Roche Patent Rights
The term “Roche Patent Rights” shall mean all Patent Rights Controlled by Roche Covering a Product or that otherwise claim Roche Inventions.
1.50 Royalty Term
The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is [*****].
1.51 Sublicensee
The term “Sublicensee” means an entity to which Roche or its Affiliates have licensed rights pursuant to this Agreement.
1.52 Territory
The term “Territory” shall mean all countries of the world.
1.53 Third Party
The term “Third Party” shall mean a Person other than (i) Raptor or any of its Affiliates or (ii) a member of the Roche Group.
1.54 Transport Candidate
The term “Transport Candidate” shall mean any receptor associated protein or any derivative or fragment thereof Covered by Raptor Base Patent Rights or invented or discovered in the conduct of the research collaboration, and any protein that has seventy-five percent (75%) or greater homology thereto.
1.55 US
The term “US” shall mean the United States of America and its territories and possessions.

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1.56 Valid Claim
The term “Valid Claim” shall mean, as applicable, a claim in any (i) unexpired and issued Raptor Patent Rights or Joint Patent Rights that have not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application of any Raptor Patent Rights or Joint Patent Rights in any country of the Territory that has been on file with the applicable patent office for [*****] from the earliest date to which the patent application claims its earliest priority.
1.57 Additional Definitions
Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
“Accounting Period”	7.1
“Adjusted Gross Sales”	1.32
“Alliance Director”	5.6
“Bankruptcy Code”	15
[*****]
“Breaching Party”	14.2.1
“Chairperson”	5.2
“Chugai”	1.1
“Development Phase 1”	3.1.1
“Development Phase 2”	3.1.1
“Disclosing Party”	1.10
“Genentech”	1.1
[*****]
“Indemnified Party”	12.3
“Indemnifying Party”	12.3
“Joint Invention”	1.24
“Material(s)”	13.7
“Member(s)”	5.2
“Non-Breaching Party”	14.2.1
“Notice of Comments”	13.4 (b)
“Payment Breach”	14.2.1
“Peremptory Notice Period”	14.2.1
“Publishing Party”	13.4 (b)
“Raptor”	Preamble
“Raptor Invention”	1.24
“Receiving Party”	1.10
“Roche Basel”	Preamble
“Roche Entity”	1.1
“Roche Invention”	1.24
“Roche Nutley”	Preamble
“SEC”	11.4
“Subject Disclosure”	13.3.1

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2. Grant of License
2.1 Licenses
2.1.1 Commercial Licenses
Subject to the terms and conditions of this Agreement, Raptor grants to Roche and its Affiliates an exclusive (even as to Raptor except as provided below), non-transferable (except as permitted under Section 16.4) right and license under Raptor’s interest in the Raptor Patent Rights and Raptor Know-How and Raptor’s interest in the Joint Patent Rights and Joint Know-How to use, make, have made, import, offer to sell, sell and have sold Transport Candidates and Products in the Field in the Territory.
2.1.2 Research Cross Licenses
Each Party grants to the other Party and its Affiliates during the Research Term a non-exclusive right and license under Know-How and Patent Rights Controlled by such Party and that are necessary or useful for the discovery, manufacture or development of Products solely to enable the other Party and its Affiliates to perform the activities contemplated under the Research Plan under this Agreement.
Notwithstanding the exclusive license grant to Roche and its Affiliates in Section 2.1.1, Raptor reserves the rights under the Raptor Patent Rights, Raptor Know-How, Joint Patent Rights and Joint Know-How to use, make, have made, and transfer Transport Candidates and Products in the Field in the Territory solely for performing the Research Project.
2.2 Sublicense
The rights and licenses granted to Roche and its Affiliates shall include the right of Roche to grant written sublicenses to Affiliates and Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary to make, use, offer for sale, sell or import Transport Candidates or Products in the Territory for use in the Field, provided that Roche will be responsible for the sublicensees’ compliance to the applicable terms and conditions of this Agreement.
2.3 Exclusivity
During the Exclusivity Period, Raptor shall work exclusively with Roche on the use of Transport Candidates to cross the blood brain barrier. The Exclusivity Period can be extended if Roche makes the payments set forth in Section 6.1.1.
2.4 No Other Rights
Except for the rights expressly granted under this Article 2, no license, right, title or interest of any nature whatsoever is granted hereunder by implication, estoppel, reliance or otherwise, by Raptor to Roche or any of Roche’s Affiliates, and any of Raptor’s rights to Raptor Patent Rights, Raptor Know-How, Joint Patent Rights and Joint Know-How not specifically licensed to Roche under this Article 2 shall be retained by Raptor.
3. Research Collaboration

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3.1 Conduct of the Research Program
3.1.1 Scope
Initially, Roche and Raptor shall conduct a mutually agreed-upon Research Program pursuant to the Research Plan attached as Appendix 1.45 with the objective of performing the initial feasibility study with full RAP protein and existing fragments (“Development Phase 1”). Upon successful completion of the Development Phase 1, Roche will have the option to retain Raptor to perform an additional Research Plan to expand the NeuroTransTM platform to develop neurobiologicals for delivery to the brain (“Development Phase 2”) subject to mutual agreement on the scope of Development Phase 2 and payment of prospective fees based on FTEs. The activities conducted in connection with the Research Program will be overseen by the JSC.
3.1.2 Commercially Reasonable Efforts
Roche and Raptor shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting the activities assigned to it in the then-current Research Plan.
3.1.3 Research Plan
The Parties will conduct the Research Program in accordance with the Research Plan. The Research Plan will set forth (i) the scope of the Research Program and the resources that are expected to be dedicated to the activities contemplated within the scope of the Research Program, including the responsibilities of each Party and (ii) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JSC as research progresses. The initial Research Plan for activities is attached hereto as Appendix 1.45. The JSC shall review the Research Plan on an ongoing basis and may amend the Research Plan, subject to Section 5.7. Any such changes shall be reflected in written amendments to the Research Plan.
3.1.4 Duration
The Research Program shall commence on the Effective Date and shall continue until the end of the Research Term.
4. Diligence and Third Party Obligations
4.1 Diligence
Roche and Raptor shall each use Commercially Reasonable Efforts to perform their other respective activities contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof. [*****]
[*****]
5. Governance
5.1 Joint Steering Committee
Within sixty (60) days after the Effective Date of this Agreement, the Parties shall establish a Joint Steering Committee to oversee the Research Program activities under this Agreement.

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5.2 Members
The JSC shall be composed of four (4) persons (each a “Member”). Roche and Raptor each shall be entitled to appoint two (2) Members with appropriate seniority and expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least ten (10) days prior to the next scheduled meeting of the JSC. Both Parties shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors who are subject to confidentiality obligations at least as restrictive as those set forth in Article 13 to attend part or the whole JSC meeting with prior notification to the JSC. Members may be represented at any meeting by another person designated by the absent Member. The JSC shall be chaired by a Roche Member (“Chairperson”).
5.3 Meetings
The Chairperson or his/her delegate is responsible for sending invitations and agendas for all JSC meetings to all Members at least ten (10) days before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JSC. The JSC shall hold meetings at least twice per Calendar Year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC may agree shall be necessary, but not more than four (4) times a year. The Alliance Director of each Party shall attend the JSC meetings as permanent participant.
5.4 Minutes
The Chairperson is responsible for designating a Member to record in reasonable detail and circulate draft minutes of JSC meetings to all members of the JSC for comment and review within twenty (20) days after the relevant meeting. The Members of the JSC shall have thirty (30) days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within sixty (60) days of the relevant meeting. Both Parties shall approve the final version of the minutes before its distribution.
5.5 Decisions
5.5.1 Decision Making Authority
Subject to Section 5.7, the JSC shall decide matters related to the Research Program, as well as approve and amend the Research Plan.
5.5.2 Consensus; Good Faith
The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus.
5.5.3 Failure to Reach Consensus
If the JSC is unable to decide a matter by consensus, then Roche shall have the final decision authority on any matter.
5.6 Alliance Director
Each Party shall appoint an Alliance Director (“Alliance Director”). The Alliance Directors shall be the point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties. They are permanent participants of the JSC meetings (but not members of the JSC) and may attend JSC meetings as appropriate. The Alliance Directors shall seek to facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.

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5.7 Limitations of Authority
Neither the JSC, nor Roche unilaterally, shall have the authority to amend or waive any terms of this Agreement or impose additional obligations on Raptor without Raptor’s prior written consent.
5.8 Expenses
Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC.
5.9 Lifetime
The JSC shall exist during the Research Term and for six (6) months thereafter.
6. Payment
6.1 Signing Fee
Within thirty (30) days after the Effective Date and receipt of an invoice from Raptor, Roche shall pay to Raptor a fee of [*****].
6.1.1 Extension of Exclusivity Period
Roche can extend the Exclusivity Period for an additional twelve (12) months by notifying Raptor in writing on or before the end of the Exclusivity Period. Roche shall also pay Raptor [*****] within thirty (30) days after such notice has been provided, and Roche has received an invoice for such amount from Raptor.
6.2 Events
Roche shall pay to Raptor up to a total of [*****] in relation to the achievement of events with respect to each Product. The event payments under this Section 6.2 shall be paid by Roche according to the following schedule of development events:

[*****]	[*****]
Each event payment for a given Product shall be paid only once for a given Product, the first time a Product reaches such event, regardless of the number of times such events are reached for the given Product.
Upon achievement by Roche, its Affiliates and/or Sublicensees of any of the foregoing events, Roche shall promptly (and in no event more than thirty (30) days following achievement thereof) notify Raptor and event payments shall be paid by Roche to Raptor within thirty (30) days after occurrence of the applicable event and receipt of an invoice from Raptor.

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6.3 Royalty Payments
6.3.1 Royalty Term
Royalties shall be payable by Roche on Net Sales of Products on a Product-by Product and country-by-country basis until the expiry of the Royalty Term for a Product in a given country. Thereafter, the licenses shall be fully paid up and royalty-free with respect to such Product in such country, on a Product-by-Product and country-by-country basis.
Subject to the remainder of this Section 6.3, the following royalty rates shall apply to the respective tiers of worldwide, aggregate Calendar Year Net Sales of a Product in the Territory, on an incremental basis, as follows:
[*****]
For the purpose of calculating royalties payable with respect to a Product, royalties on Calendar Year Net Sales shall be subject to [*****]
7. Accounting and reporting
7.1 Timing of Payments
Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within sixty (60) days after the end of each Accounting Period in which such Net Sales occur.
7.2 Late Payment
Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law [*****] calculated on the number of days such payment is overdue. [*****]
7.3 Method of Payment
Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by or on behalf of Roche in U.S. Dollars. All payments due to Raptor hereunder shall be made directly from an account located in either (at Roche’s option) the United States or Switzerland to account(s) designated by Raptor.
7.4 Currency Conversion
Whenever calculating royalties requires conversion from any currency, Roche shall make such conversion as follows: When calculating the Net Sales for countries other than the United States of America, Roche shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs using for internal foreign currency translation Roche’s then current standard practices actually used on a consistent basis in preparing its audited financial statements.
Upon converting the amount of Adjusted Gross Sales into Swiss Francs, Roche shall convert into US Dollars (or other currency) [*****].

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7.5 Reporting
With each payment Roche shall provide Raptor in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information with respect to each of the following territories: (1) the United States, (2) the Major Market Countries (other than the United States) and Canada, and (3) all territories other than those set forth in the foregoing clause (1) and (2):
a) Net Sales and Adjusted Gross Sales;

b) taxes withheld, if applicable;
; and
d) Total royalty payable to Raptor.
7.6 United States Dollars
All dollar ($) amounts specified in this Agreement are United States dollar amounts.
7.7 Nonrefundable
All payments made by Roche to Raptor under this Agreement shall be non-refundable and non-creditable, except for those set forth in Section 6.3 or as set forth in 6.2 or 9.3.
8. Taxes
Raptor shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Raptor under this Agreement. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty payable under this Agreement to Raptor, then Roche shall promptly pay such tax, levy or charge for and on behalf of Raptor to the proper governmental authority, and shall promptly furnish Raptor with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty due Raptor or be promptly reimbursed by Raptor if no further payments are due Raptor. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.
9. Auditing
9.1 Raptor Right to Audit
9.1.1 Roche shall keep, and shall require its and its Affiliates and Sub-licensees to keep, for three (3) years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and all other amounts payable under this Agreement. Such books of accounts shall be kept at Roche’s or the relevant Affiliate’s or Sublicensee’s principal place of business. At the expense of Raptor, Raptor has the right to engage an independent public accountant to perform, on behalf of Raptor an audit of such books and records of Roche and its Affiliates and Sub-licensees, that are deemed necessary by Raptor’s independent public accountant to report on Net Sales of Products for the period or periods requested by Raptor and the correctness of any report or payments made under this Agreement.

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9.1.2 Upon timely request and at least thirty (30) Business Days prior written notice from Raptor, such audit shall be conducted in the countries specifically requested by Raptor, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities, and shall be limited to results in the three (3) Calendar Years prior to audit notification.
9.1.3 Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time. The auditors shall not interpret the agreement.
9.1.4 All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and need neither be retained more than the longer of one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the Calendar Year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.
9.2 Sharing of reports
The final audit report shall be shared by Roche and Raptor.
9.3 Over- or Underpayment
If the audit reveals an underpayment, Roche shall reimburse Raptor for the amount of the underpayment within thirty (30) days with interest as set forth in Section 7.2. If the audit reveals an overpayment, Roche shall have the right to credit the amount of such overpayment against the next royalty payment payable to Raptor hereunder. [*****] Section 16.2 shall apply to this Section 9.3.
9.4 Duration of Audit Rights
The failure of Raptor to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Section 10 will be deemed to be acceptance of the royalty payments and reports.
10. Intellectual Property
10.1 Ownership of Inventions
Raptor shall own all Raptor Inventions, Roche shall own all Roche Inventions, and Raptor and Roche shall jointly own all Joint Inventions. Each Party shall require all of its employees, and shall cause its Affiliates performing under this Agreement to require all of such Affiliates’ employees, to assign all Inventions made by them to such Party or such Party’s Affiliates, as the case may be.
The determination of inventorship for Inventions shall be in accordance with US inventorship laws.
Except as specifically set forth herein, this Agreement shall not be construed as (i) granting any license or right under any intellectual property rights; or (ii) representing any commitment by either party to enter into any additional agreement, by implication or otherwise.

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10.2 Prosecution of Patent Rights Claiming Raptor Inventions
Raptor shall, at its expense discretion, (i) Handle all Raptor Patent Rights, (ii) consult with Roche as to the Handling of such Raptor Patent Rights, (iii) apprise Roche of significant events (such as issuance, reissuance, reexamination, interference, revocation or opposition proceedings) encountered in such Handling, and (iv) provide to Roche an annual report identifying all Raptor Patent Rights and their status. At Raptor’s reasonable request, Roche shall cooperate with the Handling of all Raptor Patent Rights. Raptor will not abandon any Raptor Patent Rights without the prior consent of Roche. Roche acknowledges that if Raptor (based on consultation with Roche) elects not to Handle, or (with prior consent of Roche) elects to abandon, any Raptor Patent Rights that Cover a Product to which Roche retains a license under Section 2.1, BioMarin has the right to take over the prosecution of such Raptor Patent Rights pursuant to the Asset Purchase Agreement.
10.3 Prosecution of Patent Rights Claiming Roche Inventions
Roche shall, at its own expense and discretion, (i) Handle all Roche Patent Rights that claim Roche Inventions, (ii) consult with Raptor as to the Handling of such Roche Patent Rights, (iii) apprise Raptor of significant events (such as issuance, reissuance, reexamination, interference, revocation or opposition proceedings) encountered in such Handling, and (iv) provide to Raptor an annual report identifying all Roche Patent Rights and their status. At Roche’s expense and reasonable request, Raptor shall cooperate with the Handling of all such Roche Patent Rights.
10.4 Prosecution of Patent Rights Claiming Joint Inventions
10.4.1 Roche shall (i) Handle all Patent Rights that claim Joint Inventions, (ii) consult with Raptor as to the Handling of such Patent Rights, and (iii) furnish to Raptor copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with Raptor in sufficient time before any action by Roche is due to allow Raptor to provide comments thereon, which comments Roche must consider. Raptor shall reasonably cooperate, with the Handling of all such Patent Rights. If Roche wishes to abandon any of such Patent Rights, then sufficiently in advance to permit Raptor to undertake Handling of such Patent Rights without a loss of rights, Roche shall offer to assign its interest in such Patent Rights to Raptor and, upon Raptor’s request, shall promptly assign its interest in such Patent Rights to Raptor.
10.4.2 The Parties shall equally share all reasonable and documented external costs incurred in Handling Patent Rights claiming Joint Inventions. Each Party shall have the right, exercisable by written notice, to terminate its obligation to share such costs. If Roche exercises such right, then from and after the date thereof Roche shall assign its interest in such Patent Right to Raptor, which Patent Right shall be deemed to be a Raptor Patent Right for purposes of this Agreement. If Raptor exercises such right, then from and after the date thereof Raptor shall assign its interest in such Patent Right to Roche, which Patent Right shall be deemed to be a Roche Patent Right for purposes of this Agreement. If neither Party Handles any such Patent Right, then the underlying Invention shall be deemed Joint Know-How.
11. Representations and Warranties
Except as expressly set forth in a letter dated as of even date herewith from Raptor to Roche, Raptor represents and warrants to Roche as of the Effective Date as follows:

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11.1 Ownership of Patent Rights
Raptor is the exclusive owner of all right, title and interest in, or is the exclusive licensee of, the Raptor Base Patent Rights. Appendix 1.42 contains a complete and accurate list of all patents and patent applications included in the Raptor Base Patent Rights as of the Effective Date. The Raptor Base Patent Rights are free and clear of all liens, claims, security interests and other encumbrances of any kind or nature [*****]. Raptor has not granted any licenses to the Raptor Patent Rights to any Third Party, nor has Raptor effectuated any prior transfer, sale or assignment of any part of the Raptor Patent Rights to a Third Party, that conflicts in any material respect with any of the terms of this Agreement or the licenses granted to Roche hereunder.
11.2 Inventors
All of Raptor’s employees, officers and consultants performing work on behalf of Raptor under this Agreement have executed agreements with Raptor requiring assignment to Raptor of all Inventions made by such individuals during the course of their employment or consulting relationship with Raptor.
11.3 Grants
Raptor has the right to grant Roche and its Affiliates the rights and licenses described in this Agreement.
11.4 Authorization
The execution, delivery and performance of this Agreement by Raptor: (i) are within the corporate power of Raptor; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the certificate of incorporation of Raptor; (iv) to the knowledge of Raptor, will not violate any Law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Raptor is a party or by which Raptor or any of its property is bound, which violation would have a material adverse effect on the financial condition of Raptor or on the ability of Raptor to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously, except for any filing required to comply with the laws and regulations of the Securities and Exchange Commission (“SEC”) as permitted under Section 13.3.3.
11.5 Validity of Patent Rights
To the best of Raptor’s knowledge, the claims in any issued patent included in the Raptor Base Patent Rights licensed to Roche pursuant to this Agreement are valid and enforceable. To Raptor’s knowledge, there is no dispute concerning inventorship of any Raptor Base Patent Rights.
11.6 Ownership and Validity of Know-How
To the best of Raptor’s knowledge, the Raptor Know-How has not been misappropriated from any Third Party. Raptor has taken reasonable measures to protect the confidentiality of the Raptor Know-How.
11.7 No Claims
There are no claims or investigations pending or, to the best of Raptor’s knowledge, threatened against Raptor or any of its Affiliates, at Law or in equity, or before or by any governmental authority relating to the subject matter of this Agreement or that would materially adversely affect Raptor’s ability to perform its obligations hereunder.

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11.8 No Conflict
Raptor is not under any obligation to any Person, contractual or otherwise, that conflicts in any material respect with the terms of this Agreement.
11.9 Roche Representations and Warranties
Roche represents and warrants to Raptor as of the Effective Date as follows:
(a) The execution, delivery and performance of this Agreement by Roche: (i) are within the corporate power of Roche; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the certificate of incorporation of Roche; (iv) to the knowledge of Roche, will not violate any Law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Roche is a party or by which Roche or any of its property is bound, which violation would have a material adverse effect on the financial condition of Roche or on the ability of Roche to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously.
(b) There are no claims or investigations pending or, to Roche’s knowledge, threatened against Roche or any of its Affiliates, at Law or in equity, or before or by any governmental authority relating to the subject matter of this Agreement or that would materially adversely affect Roche’s ability to perform its obligations hereunder.
(c) Roche is not under any obligation to any Person, contractual or otherwise, that conflicts in any material respect with the terms of this Agreement.
11.10 No Other Representations; Disclaimer
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF RIGHTS OF THIRD PARTIES, WITH RESPECT TO ANY PRODUCT, TRANSPORT CANDIDATE, KNOW-HOW, MATERIALS OR PATENT RIGHTS.
12. Indemnification
12.1 Indemnification by Roche
Roche shall indemnify, hold harmless and defend Raptor, its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Raptor becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of (a) activities related to Products (including, without limitation, product liability claims) conducted by or on behalf of Roche, its Affiliates or Sublicensees, (b) the breach of any of Roche’s representations or warranties hereunder, or (c) any infringement of any Third Party Patent Rights or misappropriation of any Third Party Know-How in connection with the manufacture, use, offer for sale, sale, import or export of any Products, in all cases except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct of Raptor or breach of any of Raptor’s representations and warranties hereunder.

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12.2 Indemnification by Raptor
Raptor shall indemnify, hold harmless and defend Roche, its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of the breach of any of Raptor’s representations or warranties hereunder, in all cases except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct of Roche or breach of any of Roche’s representations and warranties hereunder.
12.3 Procedure
In the event of a claim by a Third Party against any indemnitee entitled to indemnification under this Agreement (in such capacity, the “Indemnified Party”), the Indemnified Party shall promptly notify the other Party (in such capacity, the “Indemnifying Party”) in writing of the claim (it being understood that the failure by the Indemnified Party to give prompt notice of a Third Party claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give prompt notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, undertake and solely manage and control, at its sole expense and with counsel reasonably satisfactory to the Indemnified Party, the defense of the claim. If the Indemnifying Party does not undertake such defense, the Indemnified Party shall control such defense. The Party not controlling such defense shall cooperate with the other Party and may, at its option and expense, participate in such defense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnified Party shall not settle any such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not settle any such action, suit, proceeding or claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
12.4 No Consequential Damages
IN NO EVENT SHALL EITHER RAPTOR OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY. NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 12 OR (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE 13.

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13. Obligation Not to Disclose Confidential Information
13.1 Non-Use and Non-Disclosure
During the Agreement Term and for five (5) years thereafter, the Receiving Party shall (i) treat Confidential Information provided by the Disclosing Party as it would treat its own information of a similar nature (but with no less than reasonable care), (ii) take reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement and (iv) shall disclose such Confidentiality Information only to the Receiving Party’s employees, consultants, advisors and contractors who have a need-to-know such Confidential Information to perform their obligations in connection herewith, solely under conditions of confidentiality and non-use that are at least as restrictive as those set forth in this Article 13.
13.2 Permitted Disclosure
Notwithstanding the obligation of non-use and non-disclosure set forth in Section 13.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.
13.3 Press Releases; Disclosure of Terms
13.3.1 During the Agreement Term, the content of any press release or public disclosure relating to this Agreement or the Parties’ activities hereunder (each such press release or public disclosure, a “Subject Disclosure”) shall be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party’s agreement, issue or make such Subject Disclosure (a) if the contents of such Subject Disclosure have previously been made public other than through a breach of this Agreement by the issuing Party, or (b) if it is advised by counsel that such Subject Disclosure is required by applicable Law, including without limitation the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution.
13.3.2 In light of the foregoing, each Party shall provide the other Party with a draft Subject Disclosure that requires such other Party’s approval hereunder at least five (5) Business Days prior to its intended issuance or disclosure for such other Party’s review. During such period, the reviewing Party shall either (i) approve the draft Subject Disclosure and permit the submitting Party to issue such Subject Disclosure, (ii) contact the submitting Party to discuss modification to the draft Subject Disclosure, or (iii) contact the submitting Party and disapprove the Subject Disclosure, in each case subject to the reviewing Party’s obligation not to unreasonably withhold, condition or delay any approval which is sought by the submitting Party with respect to such draft Subject Disclosure. If the reviewing Party asks for modification, then the submitting Party shall either make such modification or work with the reviewing Party to arrive at a Subject Disclosure that is agreeable to both Parties.

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13.3.3 Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose the terms of this Agreement [*****] and (b) as required by applicable Law, including without limitation the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution. In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, such Party shall use, or shall cause such Party’s Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.
13.4 Publications
During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product (or any component thereof) in any publication or presentation:
a)
Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies and clinical trials conducted under this Agreement, and results thereof, on the clinical trial registries which are maintained by or on behalf of Roche.

b)
A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least sixty (60) days (or at least thirty (30) days in the case of oral presentations) prior to submission for publication or presentation so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information of the non-Publishing Party in accordance with the requirements of this Agreement. If such non-Publishing Party notifies (“Notice of Comments”) the Publishing Party in writing, within sixty (60) days after receipt of the copy of the proposed publication or presentation (or at least thirty (30) days in the case of oral presentations) that such publication or presentation in its reasonable judgment (i) contains an Invention, conceived and reduced to practice either solely or jointly by the non-Publishing Party, for which such Party desires to obtain patent protection or (ii) contains Confidential Information of the Non-Publishing Party or could otherwise be reasonably expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall delete such Confidential Information or other relevant disclosure and prevent such publication or delay such publication for a mutually agreeable period of time. In the case of Inventions, the proposed publication or presentation shall be delayed for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such Invention, and in no event less than an additional ninety (90) days from the date of the Notice of Comments.

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13.5 Commercial Considerations
Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential Information of Raptor to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (ii) Third Parties acting on behalf of Roche and bound by obligations of confidentiality and non-use which are at least as restrictive as those set forth in this Article 13, solely to the extent reasonably necessary for the development, manufacture or sale of Product in the Territory, or (iii) Third Parties bound by obligations of confidentiality and non-use which are at least as restrictive as those set forth in this Article 13, solely to the extent reasonably necessary to market the Product in the Territory. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party (x) to comply with applicable Laws, or (y) to the extent necessary to exercise the rights granted to or retained by the Receiving Party under this Agreement in connection with the Handling of Patent Rights or to defend or prosecute litigation, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to, and reasonably cooperates with the Disclosing Party in the Disclosing Party’s efforts to, minimize the degree of such disclosure.
13.6 Clinical Trial Registry.
Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof regarding Products on the clinical trial registries which are maintained by or on behalf of Roche.
13.7 Material Transfer.
Either Party may provide the other Party with sample molecules and other materials (“Material(s)”) in connection with the Research Plan. The Party supplying the Materials shall provide the other Party with all safety information and handling instructions pertaining to the Material that it is aware of. The party receiving any Materials will use the Materials solely for carrying out the Research Plan and for no other purposes and will not transfer the Materials to any third party. The Party providing the Materials will retain all rights in and title to the Materials. Under no circumstances shall the Party receiving the Material use the Material in humans or chemically or biologically modify the Material, except in accordance with the Research Plan. The Party receiving the Material shall take no action to determine the chemical structure of the Material or to reverse engineer the Material.
14. Term and Termination
14.1 Commencement and Term
The term of this Agreement shall commence upon the Effective Date and, unless this Agreement is terminated sooner as provided in this Article 14, expire on the date when no royalty or other payment obligations under this Agreement are or will become due (“Agreement Term”). Upon expiration of this Agreement, all licenses from Raptor to Roche shall be fully paid-up, perpetual and irrevocable.
14.2 Termination
14.2.1 Termination for Breach
A Party (in such capacity, the “Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country or Product-by Product basis in the event the other Party (in such capacity, the “Breaching Party”) is in material breach under this Agreement.
The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the material breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of sixty (60) days (or thirty (30) days with respect to any payment breach (“Payment Breach”)) after such written notice is provided to cure such material breach (“Peremptory Notice Period”).

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If any breach set forth above in this Section 14.2.1 is not cured within the Peremptory Notice Period, this Agreement shall effectively terminate in its entirety or with respect to specific country(ies), or Product(s), as applicable, at the end of such Peremptory Notice Period, unless the Breaching Party provides written notice to Non-Breaching Party during such Peremptory Notice Period that the Breaching Party disputes in good faith the existence of such breach, in which event this Agreement shall terminate only upon the issuance by an arbitrator pursuant to Section 16.3 of an award upholding the basis for termination (or once the Breaching Party is no longer disputing such basis in good faith, if earlier). Notwithstanding the foregoing, (a) in the case of a Payment Breach that is so arbitrated but that is upheld in an arbitration award as a basis for termination, this Agreement shall not terminate if both (x) Roche shall have paid all disputed amounts into a Third Party escrow within thirty (30) days after the commencement of the arbitration, and (y) within fifteen (15) days after such arbitration award (or such time as Roche is no longer disputing such amounts, if earlier), all amounts held to be owed to Raptor (or that Roche is no longer disputing) are paid to Raptor, and (b) in the case of a material breach by Raptor, this Agreement shall not terminate unless and until (x) an arbitral tribunal issues a final award pursuant to Section 16.3 upholding such basis for termination (or unless and until Raptor is no longer disputing such basis, if earlier) and (y) within twenty (20) days thereafter Raptor fails to cure the breach(es) on which the arbitral tribunal based such award.
14.2.2 Termination for Insolvency Event
A Party shall have the right to terminate this Agreement upon notice to the other Party, if such other Party incurs an Insolvency Event.
14.2.3 Termination by Roche without a Cause
Roche shall have the right to terminate this Agreement at any time on a Product-by-Product, patent-by-patent, and country-by-country basis upon sixty (60) days prior written notice. The effective date of termination under this Section 14.2.3 shall be the date sixty (60) days after Roche provides such written notice to Raptor. Upon termination of this Agreement in any country, Roche will cease manufacturing, marketing, and/or selling the Products in such country, if and only if the Royalty Term has not yet expired.
14.3 Consequences of Termination
14.3.1 Termination by Raptor for Breach by Roche, or Roche Insolvency Event; Termination by Roche without Cause
Upon any termination of this Agreement with respect to any patent(s) and/or country(ies) by Roche without cause pursuant to Section 14.2.3, all rights and licenses granted by Raptor to Roche under this Agreement with respect to such terminated patent(s) and/or terminated country(ies) shall also terminate on the effective date of termination.

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Upon any termination of this Agreement in its entirety or with respect to any country(ies), or Product(s) by Raptor for an uncured material breach by Roche pursuant to Section 14.2.1, for a Roche Insolvency Event pursuant to Section 14.2.2, or any termination of this Agreement in its entirety or with respect to any Product(s) by Roche without cause pursuant to Section 14.2.3 all rights and licenses granted by Raptor to Roche under this Agreement, in the terminated country(ies) and/or with respect to the terminated Product(s), shall also terminate on the effective date of termination.
14.3.2 Termination by Roche for Breach by Raptor or Raptor Insolvency Event
Upon any termination of this Agreement with respect to any country(ies) or in its entirety by Roche for an uncured material breach by Raptor pursuant to Section 14.2.1, all rights and obligations of each Party under this Agreement, with respect to the terminated country(ies) or this Agreement in its entirety, shall terminate on the effective date of termination (except as set forth in Section 14.4); provided, however, that Roche shall have the right to elect, by written notice to Raptor, to (i) continue the licenses granted to Roche by Raptor under Section 2.1.1, (and, (ii) solely if and to the extent that the discovery, manufacture and development activities contemplated under the Research Plan have not been completed with respect to any Product as of the effective date of termination, continue the licenses granted to Roche by Raptor under Section 2.1.2 of this Agreement, in each case subject to Roche’s continued compliance with (a) Roche’s payment obligations under Article 6 (Payments) with respect to Products developed and/or commercialized by Roche under such licenses, and (b) the terms of Section 2.2 (Sublicense), Article 7 (Accounting and Reporting), and Article 9 (Auditing) .
Upon any termination of this Agreement in its entirety by Roche for a Raptor Insolvency Event pursuant to Section 14.2.2, all rights and licenses granted to Roche by Raptor under this Agreement in the terminated country(ies) shall also terminate on the effective date of termination.
14.3.3 Royalty and Payment Obligations
Raptor shall use Commercially Reasonable Efforts to mitigate the cost of Non-cancellable Obligations, and Roche shall cooperate with Raptor in such efforts, and Raptor shall promptly notify Roche as to the amount of such mitigation. In the event of termination of this Agreement by Raptor under Section 14.2.1 or 14.2.2, or by Roche under Section 14.2.3, Roche will reimburse Raptor for Non-cancellable Obligations, except to the extent any Non-cancellable Obligations have been or will be mitigated by Raptor.
Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to Raptor which are due and payable prior to the effective date of termination.
Other than as set forth in the first paragraph of this Section 14.3.3, termination of this Agreement by a Party, for any reason, will release Roche from any obligation to pay royalties or make any payments to Raptor which would otherwise become due or payable on or after the effective date of termination.
14.4 Survival
Article 6 (Payment) (solely to the extent that any amounts are due hereunder but not paid as of the effective date of termination), Article 7 (Accounting and Reporting), Article 8 (Taxes), Article 9 (Auditing), Article 10 (Intellectual Property), , Article 12 (Indemnification), Section 13.1 (Non-Use and Non-Disclosure), Section 13.2 (Permitted Disclosure), Section 14.1 (Commencement and Term), Section 14.2 (Termination), Section 14.3 (Consequences of Termination), Section 14.4 (Survival), Section 16.1 (Governing Law), Section 16.2 (Disputes), Section 16.3 (Arbitration), Section 16.4 (Assignment), and Section 16.14 (Actions of Affiliates) shall survive any expiration or termination of this Agreement for any reason in accordance with their terms.

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15. Bankruptcy
All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Raptor to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sub-licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.
16. Miscellaneous
16.1 Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A., without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).
16.2 Disputes
Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Raptor:	CEO
For Roche:	Head of Pharma Partnering
16.3 Arbitration
Should the Parties fail to agree within one (1) month after a dispute is referred to the executive officers for resolution under Section 16.2, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (AAA) as in force at the time when initiating the arbitration. The tribunal shall consist of a single arbitrator who shall be appointed in accordance with such rules. The place of arbitration shall be New York City, New York. The language to be used shall be English. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Nothing in Section 16.2 or 16.3 shall prevent or limit either Party from seeking or obtaining injunctive relief from any court of competent jurisdiction.
16.4 Assignment
Neither Party may assign this Agreement or any of its rights or obligations under this Agreement to a Third Party absent the prior written consent of the other Party, except that either Party may, without the other Party’s prior written consent, make an assignment to any of its Affiliates or in connection with the merger or sale of all or substantially all of the assets or business of such Party to which this Agreement relates. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment notwithstanding, the assigning Party in all cases shall remain primarily liable hereunder for the prompt and punctual payment and performance of all obligations of the assignee (i.e., to that extent, no such assignment shall constitute a novation or otherwise release the assigning Party from liability hereunder).

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16.5 Debarment
(a)
Raptor hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b). In the event that during the term of this Agreement Raptor or any of its employees (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Raptor agrees to immediately notify Roche. Raptor also agrees that in the event that it becomes debarred it shall immediately cease all activities relating to this Agreement.

(b)
In the event that Raptor becomes debarred, this Agreement shall automatically terminate, without any further action or notice by either party. In the event that Roche receives notice from Raptor or otherwise becomes aware that (i) a debarment action has been brought against Raptor or any of its employees; or (ii) Raptor has been threatened with a debarment action, then Roche shall have the right to terminate this Agreement immediately.

(c)
Raptor hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec. 335(a) or (b). In the event that Raptor becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to Raptor which directly or indirectly relate to the activities under this Agreement, Raptor shall notify Roche immediately. Upon the receipt of such notice by Roche or if Roche otherwise becomes aware of such debarment or threatened debarment, Roche shall have the right to terminate this Agreement immediately.

16.6 Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Raptor’s legal relationship to Roche under this Agreement shall be that of independent contractor.
16.7 Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

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16.8 Waiver
The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.
16.9 Appendices
All Appendices to this Agreement shall form an integral part to this Agreement.
16.10 Entire Understanding
This Agreement contains the entire understanding between the Parties with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.
16.11 Amendments
No amendments of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.
16.12 Notice
All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Raptor, to:	Raptor Pharmaceutical Inc.
9 Commercial Blvd., Suite 200
Novato, CA 94949
Attn: Christopher M. Starr, Ph.D., CEO
Facsimile No.: 415-382-1458

And:

if to Roche, to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attn: Legal Department
Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
U.S.A.
Attn. Corporate Secretary
Facsimile No.: +1 973 235-3500

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or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith. The effective date of notice shall be the actual date of receipt by the Party receiving the same.
16.13 Change of Control
In the event of a Change of Control of Raptor pursuant to which Raptor is acquired by, or consummates a business combination with, a direct competitor of Roche or such a direct competitor acquires more than [*****] of the common shares or voting power of Raptor, Roche shall not be required under to provide any competitively-sensitive information to such Roche competitor. A direct competitor of Roche is any pharmaceutical or biotechnology company which markets or is developing one or more products directed to an Indication or target for which Roche or its Affiliates are developing and/or commercializing products.
16.14 Actions of Affiliates
For purposes of clarity, each Party may perform its obligations hereunder personally or through one or more Affiliates, provided, that such Party shall nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party. Notwithstanding any of the foregoing, Roche Nutley and Roche Basel shall be jointly and severally liable under this Agreement.
16.15 Execution in Counterparts
This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
* * * * *
[Signature Page to Follow]

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EXECUTION VERSION
IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.
Raptor Pharmaceutical Inc.
By: /s/ Kim R. Tsuchimoto
Name: Kim R. Tsuchimoto
Title: Chief Financial Officer
F. Hoffmann-La Roche Ltd

By:	[Illegible]	By:	/s/ Stefan Arnold

Name:		Name:	Stefan Arnold

Title:		Title:	Head Corporate Law Pharma

Hoffmann-La Roche Inc.

By:	/s/ A. Waseem Malick

Name:	A. Waseem Malick

Title:	VP, PARD
[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.
[Signature Page to Collaboration and License Agreement]

Appendix 1.42
Raptor Base Patent Rights as of the Effective Date
[*****]
[Appendix 1.42-1]

Appendix 1.45
Initial Research Plan
[*****]
[Appendix 1.45]